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                     CONSENT OF CS FIRST BOSTON CORPORATION

The Board of Directors
Patlex Corporation
250 Cotorro Court
Las Cruces, New Mexico 88005

Members of the Board:

     We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of Patlex Corporation ("Patlex") as Appendix E to the Proxy Statement/Prospectus of Patlex and Patlex Holdings, Inc. ("Holdco") relating to the proposed merger transaction involving Patlex, and Database Technologies, Inc. and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY -- Opinion of Financial Advisor to Patlex" and "THE MERGER -- Background of the Merger,"
"-- Reasons for the Merger; Recommendations" and "-- Opinion of Financial Advisor to Patlex." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          CS FIRST BOSTON CORPORATION

                                          By: /s/ DAVID A. DENUNZIO

                                            ------------------------------------
                                            Name: David A. DeNunzio
                                            Title: Managing Director

New York, New York
July 19, 1996